UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 9, 2011

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California		95138
(Address of principal executive offices)		(Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

The Company previously entered into change of control agreements with the Company’s Chief Executive Officer, Chief Financial Officer and certain other executive officers of the Company, as described in the Company’s previous filings. The Company’s Board of Directors has determined to enter into new change of control agreements with each such executive officer which would replace and supercede the prior change of control agreements. On June 9, 2011, the Company entered into a Change of Control Agreement with its President and Chief Executive Officer, Ted Tewksbury (the “CEO Agreement”). In addition, the Company’s Board of Directors adopted a new form of Integrated Device Technology, Inc. Change of Control Agreement (the “Form Change of Control Agreement,” and together with the CEO Agreement, the “Change of Control Agreements”). The Company intends to enter into the Form Change of Control Agreement with each existing named executive officer of the Company (other than the Chief Executive Officer). On June 9, 2011, the Company entered into the Form Change of Control Agreement with its Chief Financial Officer, Richard Crowley. The Company intends to offer to enter into a change of control agreement substantially in the form of the Form Change of Control Agreement to new executive officers of the Company.

Under the Change of Control Agreements, if the executive’s employment is terminated other than for “cause” (as defined in the Change of Control Agreements and described below) or the executive resigns for “good reason” (as defined in the Change of Control Agreements and described below) within two years after a “change of control” (as defined in the Change of Control Agreements and described below), the executive may be entitled to receive certain compensation and benefits from the Company, including the following:

•

a single lump sum severance payment in an amount equal to 12 months (or 24 months in the case of Dr. Tewksbury) of the executive’s monthly salary plus a bonus payment equal to the executive’s “target bonus” (as defined in the Change of Control Agreements) (or two times the “target bonus” in the case of Dr. Tewksbury);

•	a pro rata bonus for the fiscal year in which the executive’s termination occurs based on, and to be paid generally in accordance with, the terms of the Company’s Annual Incentive Plan;

•	continuation of health coverage (medical, dental and vision) for 12 months (or 18 months in the case of Dr. Tewksbury);

•	continuation of life insurance benefits for 12 months (or 24 months in the case of Dr. Tewksbury);

•	outplacement services for 12 months with a total value not to exceed $15,000; and

•	accelerated vesting of all outstanding unvested equity awards held by the executive.

In order to be eligible to receive any of the foregoing compensation and benefits, the executive must first execute a general release of any and all claims against the Company within 21 days following the executive’s termination of employment and must not revoke the release during any applicable revocation period.

The definitions of “cause,” “change of control” and “good reason” used in the Change of Control Agreements and referenced above are as follows:

•

“cause” means (i) gross negligence or willful misconduct in the performance of the executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company;

•

“change of control” means the occurrence of (i) any person or entity becoming the beneficial owner of fifty percent or more of the voting power of the Company’s outstanding securities, (ii) a merger or consolidation of the Company other a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least fifty percent of the total voting power of the Company or such surviving entity immediately after the transaction, (iii) the entering into of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or the approval by the Company’s shareholders of a plan of complete liquidation of the Company in connection with such an agreement or (iv) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the Change of Control Agreements); and

•

“good reason” means the occurrence of any of the following events after a change of control without the executive’s consent: (i) a material reduction or change in job duties, responsibilities and requirements; (ii) any reduction of the executive’s base compensation or target bonus; or (iii) the Company requiring the executive to relocate to a facility or location more than 50 miles from the Company’s current location.

The foregoing description of the Change of Control Agreements is a summary and is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Change of Control Agreement by and between Integrated Device Technology, Inc. and its President and Chief Executive Officer, Ted Tewksbury.

10.2	Form of Integrated Device Technology, Inc. Change of Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2011

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ RICHARD D. CROWLEY, JR.
Richard D. Crowley, Jr.
Vice President, Chief Financial Officer
(duly authorized officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change of Control Agreement by and between Integrated Device Technology, Inc. and its President and Chief Executive Officer, Ted Tewksbury.

10.2	Form of Integrated Device Technology, Inc. Change of Control Agreement.